KLJ & Associates, LLP
CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
NCM Financial, Inc.

As independent registered public accountants, we hereby consent to the use of our audit report dated, December 20, 2013, with respect to the financial statements of NCM Financial, Inc. in its registration statement Form S-1 relating to the registration of 149,950,000 shares of common stock. We also consent to the reference of our firm under the caption "interest of named experts and counsel" in the registration statement.

/s/ KLJ & Associates, LLP

St. Louis Park, MN
December 24, 2013

1660 S. Highway 100
Suite 500
St. Louis Park, MN 55615
630.277.2330